                                                                     EXHIBIT 4.1

PROSPECTUS


                               RESOUND CORPORATION

                              --------------------

                                 1997 STOCK PLAN

                              ---------------------


         This Prospectus refers to 650,000 shares of Common Stock of ReSound
Corporation (the "Company") which are offered for sale to employees, including officers and directors, and consultants of the Company or any subsidiary of the Company upon exercise of options to purchase shares of Common Stock granted or to be granted, and through the purchase of restricted Common Stock, under the Company's 1997 Stock Plan. The terms and conditions of grants and stock purchases under the 1997 Stock Plan, including the price of the shares of Common
Stock, are governed by the provisions of the Plan and the agreements thereunder between the Company and the participants.


                         THIS DOCUMENT CONSTITUTES PART
                       OF A PROSPECTUS COVERING SECURITIES
                         THAT HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933.

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                                TABLE OF CONTENTS
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INTRODUCTION..................................................................1

RISK FACTORS..................................................................1

THE 1997 STOCK PLAN...........................................................2

FEDERAL INCOME TAX ASPECTS OF THE 1997 STOCK PLAN.............................7

INCORPORATION OF DOCUMENTS BY REFERENCE......................................10


                The date of this Prospectus is February 18, 1998

                               RESOUND CORPORATION

                                 1997 STOCK PLAN

                                  INTRODUCTION


         This Prospectus relates to 650,000 shares of Common Stock ("Common Stock") of ReSound Corporation, a California corporation (the "Company"), issuable upon exercise of options and stock purchase rights granted or to be granted to optionees and purchasers under its 1997 Stock Plan (the "1997 Stock Plan"). This Prospectus sets forth information concerning the 1997 Stock Plan and will be distributed to participating optionees and purchasers pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Certain terms used in this Prospectus with initial capital letters are defined in the 1997 Stock Plan.

         Additional information about the 1997 Stock Plan and its administration can be obtained by writing the Human Resources Department of the Company at its executive offices at 220 Saginaw Drive, Seaport Centre, Redwood City, California 94063, telephone (650) 780-7800.


                                  RISK FACTORS

         For a discussion of certain factors that should be considered carefully in evaluating the Company and its business before purchasing the shares offered by this Prospectus, reference is made to Item 1, entitled "Business," contained in the Company's Annual Report on Form 10-K (the "10-K") for the fiscal year ended December 31, 1996 and which will be contained in future Annual Reports on Form 10-K. Readers should also refer to Item 7 entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the 10-K and which will be included in the Company's Annual Report to shareholders for future years. In addition, readers should refer to Item 2, entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 and which will be contained in subsequent Quarterly Reports on Form 10-Q.

         Copies of each of the documents described above are available (or will be available) without charge from the Company through its Human Resources Department.

                               THE 1997 STOCK PLAN

GENERAL

         The 1997 Stock Plan was adopted by the Board of Directors (the "Board") on April 16, 1997 and approved by the shareholders on May 22, 1997. A total of 650,000 shares of Common Stock has been reserved for issuance under the 1997 Stock Plan. As of the date of this Prospectus, no options or rights to purchase shares of Common Stock were outstanding under the 1997 Stock Plan.

         The 1997 Stock Plan provides for grants to employees of the Company and any subsidiary of the Company (including officers and employee directors) of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for grants of nonstatutory stock options ("NSOs") and stock purchase rights to employees (including officers and employee directors) and consultants (including non-employee directors) of the Company, any subsidiary of the Company, or any affiliate of the Company. See "FEDERAL INCOME TAX ASPECTS OF THE 1997 STOCK PLAN" below for information concerning the tax treatment of incentive stock options, nonstatutory stock options and stock purchases.

         The 1997 Stock Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

PURPOSE

         The purposes of the 1997 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the employees and consultants of the Company to continue and advance in their employment and service and to promote the success of the Company's business.

ADMINISTRATION

         The 1997 Stock Plan may be administered by the Company's Board of Directors or a committee of the Board. The 1997 Stock Plan is currently being administered by the Human Resources Committee of the Board of Directors, except that, with respect to executive officers of the Company (including executive officers who are also directors), the 1997 Stock Plan is being administered exclusively by the Stock and Option Committee of the Board of Directors. The Board of Directors or its committee may determine the terms of the options and stock purchase rights granted, including the exercise or purchase price, the number of shares subject to each option or stock purchase right and the exercisability of the option or stock purchase right. The Board of Directors or its committee also has the full power to select the individuals to whom options and stock purchase rights will be granted and to make any combination of grants to any participants. The interpretation and construction of any provision of the 1997 Stock Plan by the Board of Directors or its committee are final and binding upon all participants.

         Members of the Board receive no additional compensation for their services in connection with the administration of the 1997 Stock Plan. All directors currently hold office until the annual meeting of shareholders of the Company following their election, or until their successors are duly elected and qualified. Directors may be removed from office by the vote or written consent of the majority of outstanding shares pursuant to the provisions of Section 303 of the California Corporations Code or by court order.

SECURITIES TO BE PURCHASED

         The securities to be purchased upon exercise of options or purchase rights issued under the 1997 Stock Plan are shares of Common Stock, $0.01 par value, of the Company. Each share of such Common Stock entitles the holder to one vote on matters submitted to a vote of the shareholders, a pro rata share of such dividends as may be declared on the Common Stock and a pro rata share of assets remaining available for distribution to holders of Common Stock upon a liquidation of the Company. Such Common Stock is not convertible and has no preemptive rights.

ELIGIBILITY

         The 1997 Stock Plan provides that incentive stock options may be granted only to employees (including officers and employee directors) of the Company or any subsidiary of the Company, while nonstatutory stock options and stock purchase rights may be granted not only to employees (including officers and employee directors), but also consultants (including nonemployee directors) of the Company, any subsidiary of the Company or its affiliates.

         The 1997 Stock Plan does not set either a maximum or minimum number of shares of Common Stock which may be granted under options or stock purchase rights to any person, other than the annual per-employee limitation set forth in "Limitation on Grants to Employees" below. However, no employee may be granted incentive stock options that first become exercisable (i.e., that vest) in any calendar year for Common Stock having a total fair market value, determined at the time of grant, in excess of $100,000. To the extent options have been issued to a person that exceed the $100,000 limit, such excess options are treated as nonstatutory stock options. See "FEDERAL INCOME TAX ASPECTS OF THE 1997 STOCK PLAN" below.

TERMS AND CONDITIONS OF OPTIONS

         Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following terms and conditions:

                  (a) EXERCISE OF THE OPTION. The Board of Directors or its committee determines when options may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering of payment of the purchase price. The purchase price of the shares purchased upon exercise of an option shall be paid in consideration of such form as is determined by the Board of Directors or its committee, and such form of consideration may vary for each option. Each optionee should refer to his or her individual option agreement for information as to the exercisability and form of consideration applicable to his or her option.

                  (b) EXERCISE PRICE AND CONSIDERATION. The option exercise price may not be less than 100% of the fair market value of the Common Stock on the date of grant; provided, however, that



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
NSOs may be granted to persons other than the Company's Chief Executive Officer or its other four most highly compensated officers whose compensation is required to be reported to shareholders under the Exchange Act at exercise prices as determined by the Board of Directors or its committee. In the case of an ISO granted to a person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, the option exercise price for each share covered by such option may not be less than 110% of the fair market value of a share of Common Stock on the date of grant of such option.

         The Board of Directors or its committee determines the fair market value of the Common Stock. As long as the Common Stock of the Company is trading on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") (as of the date of this Prospectus, the Common Stock was traded on the Nasdaq National Market), the fair market value of a share of Common Stock of the Company shall be the closing sales price for such stock as quoted on such system on the date of determination (if for a given day no sales were reported, the closing bid on that day shall be used), as such price is reported in THE WALL STREET JOURNAL or such other source the Board of Directors or its committee deems reliable.

         The consideration to be paid for shares issued on exercise of options granted under the 1997 Stock Plan, including the method of payment, is determined by the Board of Directors or its committee (in the case of ISOs, such determination shall be made at the time of grant) and may consist entirely of cash, check, promissory note, shares of Common Stock which have been beneficially owned by the optionee for at least six months or which were not acquired directly or indirectly from the Company, with a fair market value on the exercise date equal to the aggregate exercise price of the shares purchased, authorization from the Company to retain from the total number of shares as to which the option is exercised a number of shares having a fair market value on the exercise date equal to the aggregate exercise price of the shares issued, or delivery of a properly executed exercise notice and irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price. The Board of Directors or its committee may also authorize payments by any combination of the above methods or any other consideration and method of payment permitted by law.

                  (c) TERMINATION OF STATUS AS AN EMPLOYEE OR CONSULTANT. In the event of termination of an optionee's employment or consulting relationship with the Company for any reason other than death or permanent disability, the optionee may still exercise his or her option to the extent that he or she was entitled to exercise it at the date of termination, but such exercise must be made within thirty days (or such other period of time as is determined on a discretionary basis by the Board of Directors or its committee, but in no event exceeding three months in the case of an ISO) and may not be made later than the date of expiration of the term of the option as set out in the option agreement.

                  (d) DISABILITY. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his or her total and permanent disability, an option may be exercised (to the extent it was exercisable upon the date of termination) within six months of termination (or such other period of time as is determined on a discretionary basis by the Board of Directors or its committee, but in no event exceeding 12 months in the case of an ISO), but an option may not be exercised later than the date of expiration of the term of the option as set out in the option agreement.

                  (e) DEATH. If an optionee should die while employed or retained as a consultant by the Company (and such optionee has been in continuous status as an employee or consultant of the Company since the date of the grant of the option), the optionee's estate or a person who has acquired the right to exercise the option by bequest or inheritance may exercise the option at any time within six months (or such other period of time as is determined on a discretionary basis by the Board of Directors or its committee, but in no event exceeding 12 months in the case of an ISO) after the date of death (but not later than the date of expiration of the term of the option as set out in the option agreement). The option shall be exercisable to the extent that the right to exercise would have accrued had the optionee continued living and working as an employee of or consultant to the Company for another three months (or such other period of time as is determined by the Board of Directors or its committee) beyond the date of death.

         If an optionee should die within 30 days (or such other period of time as is determined on a discretionary basis by the Board of Directors or its committee, but in no event exceeding three months in the case of an ISO) after terminating his or her employment or consulting relationship with the Company, the optionee's estate or a person who has acquired the right to exercise the option may likewise exercise the option at any time within six months after the date of death, but not later than the date of expiration of the term of the option as set out in the option agreement. However, in this case, the option shall be exercisable only to the extent it was exercisable at the date of termination.

                  (f) TERM OF OPTIONS. The term of an option is determined by the specific option agreement. Incentive stock options may not have a term of more than 10 years. Furthermore, the maximum term for an ISO granted to an optionee who immediately before the grant of such option owns more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary is five years. No option may be exercised by any person after its term expires.

                  (g) LIMITATION ON GRANTS TO EMPLOYEES. Subject to adjustment as provided in the 1997 Stock Plan, the maximum number of shares which may be subject to options and stock purchase rights granted to any one employee under the 1997 Stock Plan during any fiscal year of the Company is 650,000 shares.

                  (h) OTHER PROVISIONS. The option agreement may contain other terms, provisions and conditions as may be determined by the Board of Directors or its committee as long as they are consistent with the 1997 Stock Plan.


STOCK PURCHASE RIGHTS

         Under the terms of the 1997 Stock Plan, in addition to granting both incentive stock options and nonstatutory stock options, the Company may also grant stock purchase rights. Such stock purchase rights may either be issued alone, in addition to, or in tandem with, other awards granted under the 1997 Stock Plan. The 1997 Stock Plan gives the Board of Directors or its committee the authority to set the price for any stock purchase right issued pursuant to the 1997 Stock Plan on a discretionary basis. Unless the Board or its committee determines otherwise, the restricted stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Board of Directors or its committee may determine.





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
OPTIONS AND STOCK PURCHASE RIGHTS NOT TRANSFERABLE

         Generally, an option or stock purchase right is nontransferable by the optionee or purchaser other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime and in the event of the optionee's or purchaser's death by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death. The 1997 Stock Plan gives the Board of Directors or its committee the discretion to grant nonstatutory stock options that have limited transferability rights (to a charitable trust, to a living trust or to the optionee's immediate family members).

ACCELERATION OF OPTIONS AND REPURCHASE RIGHTS

         In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the option shall be assumed or an equivalent option substituted by the successor corporation (or a parent or subsidiary of such successor corporation) unless the Board of Directors or its committee decides to accelerate the vesting of the option to make it exercisable as to some or all of the shares subject to the option. In the event of such acceleration of the option, the optionee shall have 15 days from the date of notice of the option's acceleration to exercise all or a portion of the option. All outstanding repurchase rights held by the Company pursuant to the term of a Restricted Stock Purchase Agreement shall be assigned to the successor corporation (or a parent or subsidiary of such successor corporation), unless the Board of Directors or its committee decides to terminate such rights prior to completion of the transaction.


ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

         In the event any change such as a stock split or dividend is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price and in the number of shares subject to each option and stock purchase right, in the maximum number of shares for which options and stock purchase rights may be granted to any Employee during a fiscal year and in the number of shares available for issuance under the 1997 Stock Plan. In the event of the proposed dissolution or liquidation of the

Company, each option and stock purchase right will terminate immediately prior to the consummation of such proposed action unless otherwise provided by the Board of Directors or its committee. The Board of Directors or its committee may declare that any option or stock purchase right shall terminate as of a date fixed by the Board of Directors or its committee and give each optionee the right to exercise his or her option as to all or any part of the shares subject to the option, including shares as to which the option would not otherwise be exercisable.

RESTRICTIONS ON RESALE

         The officers and directors of the Company eligible to participate in the 1997 Stock Plan may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act. Common Stock acquired under the 1997 Stock Plan by an affiliate may only be reoffered or resold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act. Such reoffers or resales may not be made pursuant to this Prospectus. The Board of Directors or its committee may on a discretionary basis allow securities issued under the 1997 Stock Plan to be transferred at the request of a participant to a charitable trust, a living trust or the participant's immediate family members. Reoffers or resales of securities so transferred may not be made pursuant to this Prospectus, but must be made pursuant to an effective registration statement covering such securities or an exemption from the registration requirements of the Securities Act.

AMENDMENT AND TERMINATION OF THE PLAN

         The Board may amend the 1997 Stock Plan at any time or from time to time or may terminate it without approval of the shareholders, except that shareholder approval is required for any amendment to the 1997 Stock Plan that increases the number of shares which may be issued under the 1997 Stock Plan, modifies the standards of eligibility, changes the limitation on grants to employees or effects other changes which would require shareholder approval to qualify options granted under the 1997 Stock Plan as performance-based compensation under Section 162(m) of the Code. However, no action by the Board or shareholders may alter or impair any option or stock purchase rights previously granted under the 1997 Stock Plan, unless mutually agreed otherwise between the optionee or purchaser and the Board in a writing signed by the optionee or purchaser and the Company. The 1997 Stock Plan shall terminate in 2007. Any options or stock purchase rights outstanding at that time under the 1997 Stock Plan shall remain outstanding until they expire by their own terms.

               FEDERAL INCOME TAX ASPECTS OF THE 1997 STOCK PLAN

         The following is a brief summary of the United States federal income tax consequences of transactions under the 1997 Stock Plan based on federal securities and income tax laws in effect as of the date of this Prospectus (which laws could change at any time hereafter). This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or other country in which an optionee may reside. This summary does not purport to be complete. The Company advises all optionees to consult their own tax advisors concerning tax implications of option grants, exercises, the purchase of shares and the disposition of shares acquired upon such exercise under the 1997 Stock Plan.

FEDERAL INCOME TAX ASPECTS OF OPTIONS

         Options granted under the 1997 Stock Plan may be either incentive stock options, as defined in Section 422 of the Code, or nonstatutory stock options.

         If an option granted under the 1997 Stock Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no regular tax liability upon its exercise, although the exercise of an incentive stock option may give rise to alternative minimum tax (see below). The Company will not be allowed a deduction for federal income tax purposes as result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after receipt of the shares by the optionee, any gain will be treated as long-term capital gain. If both of these holding periods are not satisfied (a "disqualifying disposition"), the optionee will recognize ordinary income equal to the difference



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
between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a disqualifying disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. The tax rate on long-term capital gains under current federal tax laws for federal income tax and alternative minimum tax purposes is capped at 28% for shares held more than one (1) year but not more than eighteen (18) months after the date of exercise and at 20% for shares held more than eighteen
(18) months after the date of exercise. Capital losses are allowed in full against capital gains plus $3,000 of other income.

         All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under U.S. tax laws at the time he or she is granted a nonstatutory stock option. However, upon its exercise, under U.S. tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or 10% shareholder of the Company, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon sale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect of the shares acquired upon the exercise of a nonstatutory stock option.

ALTERNATIVE MINIMUM TAX ASPECTS OF INCENTIVE STOCK OPTIONS

         As noted above, the exercise of an incentive stock option may subject the optionee to the alternative minimum tax ("AMT") under Section 55 of the Code. AMT is calculated for federal tax purposes by applying a tax rate of 26% to alternative minimum taxable income up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above $175,000. Alternative minimum taxable income for federal tax purposes is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exclusion of $45,000 for joint returns and $33,750 for individual returns (with the exclusion amount phased out for upper-income taxpayers).

         In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to a nonstatutory stock option, as described above. Because AMT rules are complex and their effects depend upon the personal circumstances of each taxpayer, an optionee should consult his or her own tax advisor prior to exercising an incentive stock option.

         If an optionee pays AMT, the amount of such AMT, to the extent that it exceeds an optionee's regular tax liability for the year of exercise, may be carried forward as a credit against any subsequent year's regular tax in excess of the AMT.

FEDERAL INCOME TAX ASPECTS OF STOCK PURCHASES

         Stock purchases will generally be taxed in the same manner as nonstatutory stock options as described above.

PAYMENTS IN RESPECT TO A CHANGE OF CONTROL

         The 1997 Stock Plan authorizes the Administrator to accelerate the vesting of options and repurchase rights in the event of the Company's merger with another corporation or sale of all or substantially all of its assets. Such acceleration or payment may cause part or all of the consideration involved to be treated as a "parachute payment" under the Code, which may subject the recipient thereof to a 20% excise tax and which may not be deductible by the participant's employer.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         This Prospectus incorporates by reference the following documents that have been filed by the Company with the Securities and Exchange Commission, or portions of such documents:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

         2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, filed pursuant to Section 13 of the Exchange Act.

         3. Items 1 and 2 of the Company's Registration Statement on Form 8-A filed on July 7, 1994 pursuant to Section 12 of the Exchange Act, and Items 1 and 2 of the Company's Registration Statement on Form 8-A filed on March 3, 1993 pursuant to Section 12 of the Exchange Act.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, copies of the documents described above and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (including Annual Reports, Forms 10-K and 10-Q and Proxy Statements) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, all of which are hereby incorporated in this Prospectus by reference, effective upon the filing date of such documents.

         Requests for such copies, or additional information regarding the 1997 Stock Plan and its administration should be directed to the Company's Human Resources Department at the Company's offices at 220 Saginaw Drive, Seaport Centre, Redwood City, California 94063 (telephone number: (650) 780-7800).



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